Exhibit (a)(5)(K)

Motorola Solutions Announces Final Results of $2 Billion Tender Offer

Company Will Acquire 30,075,146 Shares at $66.50 Per Share

SCHAUMBURG, Ill. – Sept. 10, 2015 – Motorola Solutions (NYSE: MSI) announced today the final results of its modified “Dutch Auction” tender offer, which expired at midnight, Eastern Daylight time, at the end of the day on Thursday, Sept. 3, 2015.

Based on the final count by the depositary for the tender offer, Motorola Solutions accepted for payment an aggregate of 30,075,146 shares at a purchase price of $66.50 per share. Because the number of shares tendered at or below the $66.50 purchase price (or by shareholders electing to tender at the ultimate purchase price determined under the tender offer terms) exceeded the amount that Motorola Solutions offered to purchase, the resulting proration factor, after giving effect to the priority for “odd lots,” was approximately 95 percent. The depositary will promptly pay for all the shares accepted for purchase and will return all other shares tendered.

The tender offer was made pursuant to Motorola Solutions’ Offer to Purchase dated Aug. 7, 2015, and the related Letter of Transmittal, in which the company offered to purchase up to $2 billion of shares of its common stock at a price per share not less than $61.00 and not greater than $66.50, which documents were filed with the Securities and Exchange Commission on Aug. 7, 2015.

Motorola Solutions may purchase additional shares in the future in the open market subject to market conditions and private transactions, tender offers or otherwise. Under applicable securities laws, however, Motorola Solutions may not repurchase any shares until Sept. 21, 2015. Whether Motorola Solutions makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors Motorola Solutions considers relevant.

Goldman, Sachs & Co. and J.P. Morgan are the dealer managers for the tender offer and Alliance Advisors LLC is the information agent. The depositary is Wells Fargo Bank, N.A. Wachtell, Lipton, Rosen & Katz is Motorola Solutions’ legal counsel for the tender offer. Any questions regarding the tender offer may be directed to the information agent toll-free at 855-737-3180.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law, and generally includes words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to statements relating to the company’s intention to repurchase shares. Motorola Solutions cautions the reader that the risk factors below, as well as those on pages 9 through

20 in Item 1A of Motorola Solutions, Inc.’s 2014 Annual Report on Form 10-K and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions and factors that may impact forward-looking statements include, but are not limited to: (1) the economic outlook for the government communications industry; (2) the impact of foreign currency fluctuations on the company; (3) the level of demand for the company’s products; (4) the company’s ability to introduce new products and technologies in a timely manner; (5) negative impact on the company’s business from global economic and political conditions, which may include: (i) continued deferment or cancellation of purchase orders by customers; (ii) the inability of customers to obtain financing for purchases of the company’s products; (iii) increased demand to provide vendor financing to customers; (iv) increased financial pressures on third-party dealers, distributors and retailers; (v) the viability of the company’s suppliers that may no longer have access to necessary financing; (vi) counterparty failures negatively impacting the company’s financial position; (vii) changes in the value of investments held by the company’s pension plan and other defined benefit plans, which could impact future required or voluntary pension contributions; and (viii) the company’s ability to access the capital markets on acceptable terms and conditions; (6) the impact of a security breach or other significant disruption in the company’s IT systems, those of its partners or suppliers or those the company sells to or operates or maintains for its customers; (7) the outcome of ongoing and future tax matters; (8) the company’s ability to purchase sufficient materials, parts and components to meet customer demand, particularly in light of global economic conditions and reductions in the company’s purchasing power; (9) risks related to dependence on certain key suppliers, subcontractors, third-party distributors and other representatives; (10) the impact on the company’s performance and financial results from strategic acquisitions or divestitures; (11) risks related to the company’s manufacturing and business operations in foreign countries; (12) the creditworthiness of the company’s customers and distributors, particularly purchasers of large infrastructure systems; (13) exposure under large systems and managed services contracts, including risks related to the fact that certain customers require that the company build, own and operate their systems, often over a multi-year period; (14) the ownership of certain logos, trademarks, trade names and service marks including “MOTOROLA” by Motorola Trademark Holdings, LLC; (15) variability in income received from licensing the company’s intellectual property to others, as well as expenses incurred when the company licenses intellectual property from others; (16) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation or regulatory or similar proceedings; (17) the impact of the percentage of cash and cash equivalents held outside of the United States; (18) the ability of the company to pay future dividends due to possible adverse market conditions or adverse impacts on the company’s cash flow; (19) the ability of the company to repurchase shares under its repurchase program due to possible adverse market conditions or adverse impacts on the company’s cash flow; (20) the impact of changes in governmental policies, laws or regulations; (21) negative consequences from the company’s outsourcing of various activities, including certain business operations, information technology and administrative functions; and (22) the impact of the sale of the company’s enterprise legacy information systems, including components of the enterprise resource planning (ERP) system and the implementation of a new ERP system. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

About Motorola Solutions

Motorola Solutions (NYSE: MSI) creates innovative, mission-critical communication solutions and services that help public safety and commercial customers build safer cities and thriving communities. For ongoing news, visit www.motorolasolutions.com/newsroom or subscribe to a news feed.

Media Contact

Kurt Ebenhoch

Motorola Solutions

+1 847-576-1341

kurt.ebenhoch@motorolasolutions.com

Investor Contacts

Shep Dunlap

Motorola Solutions

+1 847-538-7367

shep.dunlap@motorolasolutions.com

Chris Kutsor

Motorola Solutions

+1 847-538-7367

chris.kutsor@motorolasolutions.com

Any questions regarding the tender offer may be directed to the information agent toll-free at 855-737-3180.

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2015 Motorola Solutions, Inc. All rights reserved.